Exhibit 10.35

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of August 3, 2016, by and between Vitae Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Richard Gregg, M.D. (the “Executive”).

WHEREAS, the Company wishes to continue to employ the Executive to serve as the Company’s Chief Science Officer, and the Executive is willing to continue to be employed and to serve in such capacity;

WHEREAS, the Company and Executive previously entered into an offer letter dated January 28, 2008 and subsequently amended on July 21, 2008 (together, the “Offer Letter”), whereby the Executive was employed as the Company’s Chief Science Officer; and

WHEREAS, the Company and the Executive wish to supersede the Offer Letter and set forth terms of the Executive’s employment by the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.Employment, Duties and Acceptance.

1.1.Employment; Duties.  The Executive shall serve as Chief Science Officer, and to perform such other duties consistent with such positions as may be assigned by the Company’s Chief Executive Officer or its Board of Directors (the “Board”) from time to time.

1.2.Acceptance.  The Executive hereby accepts such employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to use the Executive’s best efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive’s position. The Executive may not serve on the board of directors of any other for-profit business or organization without the prior consent of the Board. In consideration for the substantial consideration provided for herein and as a condition to this Agreement, the Executive agrees to be bound by the terms of the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

1.3. Compliance with Policies.  The Executive shall comply with all duly adopted Company policies and codes of conduct and ethics in the performance of the Executive’s duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him.

1.4.Location.  The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Fort Washington, Pennsylvania, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

2.Term of Employment.

The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date, and shall end when terminated in accordance with Section 4.1.

3.Compensation and Benefits.

3.1.Salary.  During the Term, the Company agrees to pay to the Executive a base salary, payable in arrears in accordance with the Company’s standard payroll practices, at the initial annual rate of $365,650.00 (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive’s Base Salary may be increased as determined by the Compensation Committee of the Board (the “Committee”). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2.Annual Bonus.  For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Company’s annual bonus plan as may be adopted by the Company for senior executives of the Company (the “Bonus Program”). The Executive’s annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and, except for any applicable Company and individual goals, shall otherwise only be conditioned upon the Executive remaining employed by the Company through the last business day of the fiscal year in which the award was earned; provided that nothing contained herein shall be construed to limit the Committee’s authority to adjust the Annual Bonus in accordance with the Bonus Program.

3.3.Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

3.4.Vacation.  The Executive shall be entitled to an annual paid vacation in accordance with the applicable vacation policy, as in effect from time to time. Under the Company’s vacation policy in effect as of the Effective Date, the Executive is entitled to take up to twenty (20) days per calendar year.

3.5.Employee Savings, Health and Welfare Plans; Perquisites.  The Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans and executive perquisites, as in effect from time to time, and on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable).

3.6.Clawback.  The Executive agrees that any amount payable to him pursuant to annual bonus plan or any of Company equity plan or any other similar performance-based compensation may be subject to repayment in accordance with the Company’s written policy on recoupment of performance-based compensation, as may be adopted and revised by the

Board from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), governmental regulation or stock exchange listing requirement and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement.

4.Termination.

4.1.Employment at Will.  It is expressly acknowledged and agreed by the parties that the Executive’s employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive’s employment at any time and for any reason, or without stated reason. Termination of the Executive’s employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of any applicable benefit plan.

4.2.Certain Definitions.  For all purposes related to the Executive’s employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:

4.2.1Cause.  A termination for “Cause” shall mean termination by the Company of the Executive’s employment by reason of the occurrence of any one or more of the following:

(i)        an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(ii)       repeated violations by the Executive of the Executive’s obligations under Section 1 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

(iii)      indictment or plea of nolo contendere of Executive of a felony involving moral turpitude; or

(iv)      the material breach of the Executive’s Proprietary Information and Inventions Agreement.

The Company shall provide the Executive with thirty (30) days written notice of any determination of Cause and provide the Executive, for a period of thirty (30) days following such notice, to cure such alleged event of “Cause” to the extent that it can be cured. The definition of Cause shall govern all equity award agreements by and between Company and Executive, unless otherwise expressly provided in such equity award agreement.

4.2.2Disability. “Disability” shall mean Executive’s inability to satisfactorily perform the essential functions and duties of Executive’s position with the Company, with or without reasonable accommodation, for either sixty (60) consecutive days or ninety (90) days in any 6 month period, as a result of any physical or mental impairment, as determined by the Board upon certification thereof by a qualified physician selected by the Board after such physician examines the Executive.  The Executive agrees, upon request by the Board, to submit to such examination and to provide the Board such medical evidence, records and examination data as is reasonably necessary for the Board to evaluate any potential Disability.  The Board agrees to treat such medical information confidentially as required by law.

4.2.3Good Reason.  “Good Reason” shall mean:

(i)A material diminution (30% or more) in the Executive’s base compensation, except in connection with across-the-board salary reductions for all similarly situated senior executives;

(ii)A material diminution in the Executive’s authority, duties and responsibilities;

(iii)Removal from the position set forth in Section 1.1 of this agreement;

(iv)A requirement that the Executive report to a corporate officer or employee instead of reporting directly to the parent company’s chief executive officer;

(v)A relocation of Executive’s principal workplace by more than 50 miles from where Executive performed services prior to the relocation; or

(vi)Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services.

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

4.3.Termination Events.

4.3.1Immediate Termination.  Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i)        the death of the Executive;

(ii)       Disability of the Executive; or

(iii)      notice by the Company to the Executive of a termination for Cause.

4.3.2Termination by the Company without Cause.  The Company may terminate the Executive’s employment without Cause upon thirty (30) days prior written notice and, in such event, the Term shall terminate upon expiration of such thirty (30) day period.

4.3.3Resignation by the Executive.  The Executive may resign the Executive’s position (i) voluntarily, which shall be effective ninety (90) days following written notice to the Company of the Executive’s intent to so resign or (ii) due to Good Reason, effective upon expiration of the Company’s thirty (30) day cure period and provided that the Company has not cured. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.

4.3.4Definition of Termination Date.  The date upon which the Executive’s employment and the Term terminate pursuant to this Section 4 shall be the Executive’s “Termination Date” for purposes of this Agreement. In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in section 409A of the Code, the Executive’s rights to the applicable payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to section 409A of the Code shall be paid until the Executive incurs such a separation from service (or, if required under Section 8.1, until six months after such separation if the Executive is a “specified employee” as defined in Treasury Regulation 1.409A-1(i)(1)).

4.3.5Deemed Resignation.  Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason, whether by the Company or by Executive, and unless the Board otherwise expressly determines, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of the Executive or the Company.

4.4.Payments Upon a Termination Event.

4.4.1Entitlements Upon Termination for Cause or Resignation without Good Reason.  Following any termination of the Executive’s employment for Cause or without Good Reason, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):

(i)        Base Salary earned through the Termination Date;

(ii)       a payment representing the Executive’s accrued but unused vacation;

(iii)      reimbursement of all unpaid business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date;

(iv)      The Executive’s Annual Bonus for the fiscal year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees; and

(v)       any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (collectively, the “Company Arrangements”).

4.4.2Payments Upon Termination by Reason of Death or Disability.  In the event that the Executive’s employment is terminated by reason of his death or Disability, the Company shall pay or provide the Accrued Obligations to the Executive or the Executive’s estate.

4.4.3Payments Upon Termination without Cause; or Resignation for Good Reason.  In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)        the Accrued Obligations;

(ii)       salary continuation during nine (9) month severance period beginning on the Termination Date (or such later date as required by Section 4.5) in accordance with the Company’s normal payroll practices; and

(iii)      subject to Executive’s election to receive and continuing eligibility for COBRA continuation coverage, the Company shall pay, on an after-tax basis, for up to nine (9) months of COBRA continuation premiums for group health and dental coverage.

4.4.4Payments Upon Termination in Connection with a Change in Control.  In the event the Executive’s employment is terminated without Cause or for Good Reason in the three (3) months prior to or in the 12 months following a Change in Control (as defined in the Company’s 2014 Equity Incentive Plan), then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)        the Accrued Obligations;

(ii)       a lump sum payment equal to 12 months of Base Salary within 30 days of the Termination Date (or such later date as required by Section 4.5);

(iii)      payment of a prorated Annual Bonus for the fiscal year in which the Termination Date occurs based on target Annual Bonus in accordance with the Bonus Program (without the exercise of any negative discretion) with such proration to be equal to the fraction the numerator of which is equal to the number of days the Executive worked from the beginning of the Company’s then current fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365);

(iv)      subject to the Executive’s election to receive COBRA continuation coverage, the Company shall pay a lump-sum payment, on an after-tax basis, for 12 months of COBRA continuation premiums for group health and dental coverage; and

(v)      all outstanding equity awards shall be fully vested and non-forfeitable.

4.4.5Sections Mutually Exclusive.  Sections 4.4.1, 4.4.2, 4.4.3 and 4.4.4 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section.

4.5.Payments Conditioned Upon Release.  Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company and its officers and directors in a form provided by the Company (the “Release”). Such Release shall be executed and returned to the Company within the period of time specified in the Release; provided, however, if the Termination Date occurs in one calendar year and the period for considering such Release under applicable law expires during the following calendar year, then notwithstanding anything herein to the contrary other than Section 8.1 herein, the payments of severance hereunder will be paid by the Company to the Executive beginning on the first regular payroll date of the Company in the second calendar year following expiration of the applicable consideration and revocation period provided for under the Release. Any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest. If the Executive fails to execute the Release within the specified period, or revokes the Release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited.

4.6.Tax.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.7.No Mitigation.  Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company.

5.Indemnification.

The Company shall indemnify the Executive for all claims or losses arising from or related to the discharge of his duties under this Agreement to the fullest extent permitted by Delaware general corporate law.

6.Notices.

6.1.Form and Address for Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one (1) day after having been sent by overnight courier or three (3) days after having been mailed first class, e-mail, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Attention:  General Counsel

Vitae Pharmaceuticals, Inc.

502 West Office Center Drive

Fort Washington, PA 19034

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

7.General.

7.1.Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflicts of laws) applicable to agreements made between residents thereof and to be performed entirely in Pennsylvania.  Any action brought by either party with respect to this Agreement, shall be brought and maintained only in the state or federal courts located in the Commonwealth of Pennsylvania. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.

7.2.Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.3.Entire Agreement; Amendment.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the Proprietary Information and Inventions Agreement, and any outstanding option or other equity award agreements by and between the Company and Executive shall be governed in accordance with the terms therein.

7.4.Assignability.

7.4.1Nonassignability by Executive.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

7.4.2Assignability by Company.  The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this Section 7.4.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

7.4.3Assumption of Agreement by Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.5.Survival.  The respective rights and obligations of the parties hereunder, including under Sections 4, 5 and 7, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.

7.6.Severability.  The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.  In the event that any arbitrator or court of competent jurisdiction and venue shall determine that any provision of this Agreement or the application thereof is unenforceable, then the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the fullest extent provided by law.

7.7.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

8.Code Section 409A Legal Requirement.

8.1.Six Month Delay in Payment.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive’s Termination Date, then, to the extent any payment under this Agreement or any Company Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 8.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day following the sixth month anniversary of the Executive’s Termination Date and (ii) the Executive’s date of death.

8.2.Application of Exemptions.  For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.

8.3.Reimbursement and Offset Provisions.  Reimbursement payments shall generally be made in accordance with applicable Company policies; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred.  The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment that constitutes “non-qualified deferred compensation” under section 409A of the Code be subject to offset by any other amount unless otherwise permitted by section 409A.

8.4.Interpretation and Administration of Agreement.  To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VITAE PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Hatfield
Jeffrey Hatfield
Chief Executive Officer and President

EXECUTIVE

/s/ Richard Gregg, M.D.
Richard Gregg, M.D.

Exhibit A

PIIA